UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2016

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11859

Massachusetts	04-2787865
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Rogers Street, Cambridge, Massachusetts 02142

(Address of principal executive offices, including zip code)

617-374-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On September 9, 2016, the Board of Directors (the “Board”) of Pegasystems Inc. (the “Corporation”) appointed Dianne Ledingham as a new member of the Board. Ms. Ledingham’s term will expire at the next annual meeting of the Corporation’s stockholders. Ms. Ledingham’s appointment expands the size of the Board from eight to nine members. Ms. Ledingham has not yet been appointed to serve on any committees of the Board.

Ms. Ledingham, 53, is a leader in the North America Technology, Media and Telecom practice at Bain & Company, where she has developed her distinguished career since joining in 1990. In her role, she helps a diverse roster of companies in technology and industries disrupted by technology create and implement high impact growth strategies, from capability enhancement to customer expansion and retention, to go-to-market initiatives, to mergers and acquisitions. Ms. Ledingham was the founding global leader for Sales and Channel Effectiveness within Bain’s Customer Strategy and Marketing practice and led that group for eight years, focusing on industries including telecom, healthcare, enterprise software, and industrials, as well as financial and IT services. In addition, Ms. Ledingham has had several governance roles at Bain including serving on Bain’s Board of Directors, serving on Bain’s Global Compensation and Promotion Committee, including as elected Chair, and currently serving on Bain’s Global Nominating Committee.

Ms. Ledingham will participate in the Corporation’s non-employee director compensation program. Pursuant to this program, Ms. Ledingham will receive a grant of restricted stock units valued at $125,000, vesting in three installments, based on the fair market value of the Corporation’s common stock on the September 9, 2016 grant date, and a cash retainer of $55,000. Both the equity award and cash retainer will be prorated for the period of service from the date of Ms. Ledingham’s appointment to the Board to the next annual meeting of stockholders. If Ms. Ledingham is appointed to serve on a Board committee, she will receive an additional cash retainer applicable to members of such committee in accordance with the terms of the director compensation program.

In connection with her appointment, the Corporation and Ms. Ledingham entered into a Director Indemnification Agreement (the “Director Indemnification Agreement”), in substantially the same form as the indemnification agreements entered into by the other non-employee directors on the Board. The Director Indemnification Agreement will require the Corporation to indemnify Ms. Ledingham against certain liabilities that may arise by reason of her status or service as a director of the Corporation and to advance her the expenses incurred as a result of a proceeding as to which she may be indemnified. The Director Indemnification Agreement is intended to provide rights of indemnification to the fullest extent permitted under the Massachusetts Business Corporation Act and is in addition to any other rights Ms. Ledingham may have under the Corporation’s Restated Articles of Organization (as amended), its Amended and Restated By-laws, and applicable law. The foregoing description of the Director Indemnification Agreement is qualified entirely by reference to the form of Director Indemnification Agreement that was filed with the Securities and Exchange Commission as Exhibit 99.1 to the Corporation’s Current Report on Form 8-K filed on April 11, 2005, and is incorporated herein by reference.

On September 13, 2016, the Corporation issued a press release announcing Ms. Ledingham’s appointment to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01.	Exhibits

99.1    Press Release issued by the Corporation on September 13, 2016

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: September 15, 2016	By:	/s/ Anne T. Warner
Anne T. Warner
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

EX 99.1	Press Release issued on September 13, 2016